Exhibit 23.1


                      Accountant's Consent
The Board of Directors
Cerner Corporation:

          We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cerner Corporation of our reports dated February 3, 1999, relating to the consolidated balance sheets of Cerner Corporation and subsidiaries as of January 2, 1999 and January 3, 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended January 2, 1999, which reports appear in the 1998 annual report on Form 10-K of Cerner Corporation and are incorporated herein by reference.

                                        KPMG LLP

Kansas City, Missouri
December 22, 1999